Exhibit 10.5
Avantor Performance Materials India Limited
17th Floor, Building No.5, Tower C
DLF Cyber City Phase-III
Gurgaon - 122002, Haryana, India
November 10, 2017
Devashish Ohri
RE: Employment Letter Agreement
Dear Devashish:
The following are the terms of your employment with Avantor Performance Materials India Limited (the "Company") effective as of the Merger Closing (as defined in that Agreement and Plan of Merger, dated as of May 4, 2017, by and among Avantor, Inc., Vail Acquisition Corp and VWR Corporation (the "Merger Agreement"), under which you will provide services to the Company and its various affiliates, as applicable. This Letter Agreement will supersede and replace any prior employment agreements you may have with the Company or any of its Affiliates, which, for the avoidance of doubt, shall not include any agreements governing previously granted special bonuses or equity awards in the Company or its affiliates. For the avoidance of doubt, in the event the Merger Agreement is terminated and the Merger Closing is not consummated, this Letter Agreement shall be void ab initio.

Position:	Managing Director, EVP, APAC and MEA.

Base Salary:	INR 25,831,455 per year, payable in installments on the Company's regular payroll dates.

Duties:	Your duties shall include such duties as are commensurate with your position.

Reporting:	You will report solely and directly to the Chief Executive Officer of the Vail Holdco Corp ("Holdco").

Office Location:
Your office will be located in Gurgaon, India. However, the Company may at its sole discretion, transfer/ depute you from one place to another anywhere in India or abroad and/or to any of its affiliates, associates, subsidiaries, group companies of the Company whether existing or which may be set up in future.

Annual Bonus:	You will be eligible to participate in the Company's Management Incentive Program (MIP) with a target bonus of 75% of base salary.

Long-Term Incentive:
Subject to the approval of the board of directors of Holdco following the Merger Closing, as soon as practicable after the Merger Closing, you will be granted options in respect of shares of common stock of Holdco, which options shall be in an amount and have an exercise price as determined by such board pursuant to the terms and conditions of the applicable equity incentive plan of Holdco and the form of option grant agreement awarded thereunder. Notwithstanding anything contained in this Letter Agreement, all equity grants shall be controlled exclusively by the applicable equity plan and award agreement pursuant to which such grants are made.

Benefits:
You will be entitled to participate in all vacation, health, welfare and other similar benefits available to similarly situated employees of the company. You will be entitled to six weeks of vacation annually.

Retirement:
You shall retire upon attaining the age of 58 (fifty-eight) years. In and upon such retirement, you shall cease to be an employee of the Company. The Company may, however, at its sole discretion, choose to extend the term of your employment for such period as it deems fit.

Medical Fitness:
In case you are incapacitated by reason of illness, accident or any other cause and cannot perform your duties, the Company may at its option grant leave for a reasonable time on full pay or reduced pay or without pay or terminate your employment with the Company.

Employee Covenants:	The employee covenants shall be as listed on Annex 1.
Severance/Restrictive Covenants:
If your employment with the Company is terminated by the Company without Cause, other than within a two year period following a Change in Control (each as defined on Annex 1), you will be entitled to receive (A) an amount equal to your annual base salary then in effect, payable in equal installments on the Company's regular payroll dates during a period of twelve months after such termination, (B) your target bonus, prorated for the year of such termination, payable in equal installments on the Company's regular payroll dates during a period of twelve months after such termination and (C) continued health benefits for a period ending on the earlier of (i) your becoming eligible to receive health benefits from a new employer and (ii) six months after such termination. The payments (and benefits) described in the immediately preceding sentence that are due to be paid (or provided) more than sixty (60) days after your termination are subject to your execution and non-revocation of a general release in the form attached to this Letter Agreement as Annex 2 no later than fifty (50) days after your termination.

If your employment with the Company or its successor, as applicable, is terminated by you for Good Reason (as defined on Annex 1) or by the Company without Cause within a two year period following a Change in Control, you will be entitled to receive (A) an aggregate amount equal to 1.5 times the sum of (i) your base salary then in effect, plus (ii) you target bonus for the year of such termination, payable in equal installments on the Company's regular payroll dates during a period of twelve months after such termination and (B) continued health benefits for a period ending on the earlier of (i) your becoming eligible to receive health benefits from a new employer and (ii) twelve months after such termination. The payments (and benefits) described in the immediately preceding sentence that are due to be paid (or provided) more than sixty (60) days after your termination are subject to your execution and non-revocation of a general release in the form attached to this Letter Agreement as Annex 2 no later than fifty (50) days after your termination.

If your employment is terminated by the Company by reason of your Disability (as defined on Annex 1), you will be entitled to any compensation and benefits accrued prior to the termination date, including the Company's standard applicable disability insurance benefits,

If your employment with the Company is terminated by reason of your death, your beneficiary or estate, as applicable, will be entitled to any compensation and benefits accrued prior to the termination date, including the Company's standard applicable life insurance benefits.

If your employment is terminated by you without Good Reason, you will only be entitled to any compensation and benefits accrued prior to the termination date. Any such resignation shall require that written notice be delivered by you to the Company at least 90 days prior to your termination and any failure by you to provide such written notice shall be considered a material breach of this Letter Agreement by you.

If your employment is terminated by the Company for Cause, you will only be entitled to any compensation and benefits accrued prior to the termination date.

In the event of a termination of your employment for any reason, you agree to be subject to those restrictions set forth on Annex 1  attached hereto, which are a part of this Letter Agreement (the "Employee Covenants").

You shall be under no obligation to seek other employment for any reason or to mitigate any severance payments following a termination of your employment with the Company for any reason. In addition, there shall be no offset against amounts due to you upon termination of your employment with the Company on account of any compensation attributable to any employment subsequent to your employment with the Company. Subject to the notice requirement as set forth above, either you or the Company may terminate your employment with the Company at any time.

Except as provided above in this Severance/Restrictive Covenants section, you shall not be entitled to any other salary, compensation or benefits from the Company after termination of your employment with the Company, except as otherwise specifically provided for in the Company's employee benefit plans or as otherwise expressly required by applicable law.

Notwithstanding anything herein to the contrary, if any payments due hereunder shall be subject to all applicable taxes and the Company may withhold from any amounts payable under this Letter Agreement such taxes as shall be required to be withheld pursuant to any applicable law applicable to you.

Personal Services Agreement:	As a condition to entering into this Letter Agreement with the Company, you shall execute the Personal Services, Confidentiality and Inventions Agreement, in the form attached hereto as Exhibit A.

Entire Agreement:
This Letter Agreement, (including any Annexes attached hereto) and the Personal Services, Confidentiality and Inventions Agreement referenced above set forth the entire understanding between you and the Company with respect to the subject matter hereof and thereof, and supersede and preempt all prior oral or written understandings and agreements with respect to the subject matter hereof and thereof between you and the Company and its affiliates (including without limitation, Holdco, Avantor, Inc. and VWR Corporation and their respective affiliates), which shall terminate and be of no further effect upon the execution of this Letter Agreement.
This Letter Agreement, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no force and effect. This Letter Agreement may be assigned by Holdco to a person or entity which is a successor in interest to substantially all of the business operations of Holdco, or to a subsidiary or affiliate of Holdco. Upon such assignment, the rights and obligations of Holdco hereunder shall become the rights and obligations of such subsidiary, affiliate or successor person or entity.

Survival:
All clauses of this Letter Agreement which by their nature survive termination including, Clause 6 of the Personal Services, Confidentiality and Inventions Agreement (Intellectual Property), Clause 9 of the Personal Services, Confidentiality and Inventions Agreement (Return of Property) and Clauses 5 of the Personal Services, Confidentiality and Inventions Agreement (Non-disclosure) shall survive and continue in full force and effect after the termination of this Letter Agreement.

[Signature page follows]

AVANTOR PERFORMANCE MATERIALS INDIA LIMITED

By:	/s/ Ashok Jain
Name:	Ashok Jain
Title:	Director, VP Finance and Controller
Accepted and Agreed

/s/ Devashish Ohri
Devashish Ohri
Date: 11/13/2017

Exhibit A - Personal Services, Confidentiality and Inventions Agreement
See Attached.

AVANTOR PERFORMANCE MATERIALS INDIA LIMITED
PERSONAL SERVICES, CONFIDENTIALITY AND INVENTIONS AGREEMENT
THIS AGREEMENT (this "Agreement") is between Avantor Performance Materials India Limited having its registered office at 17th Floor, Building No. 5, Tower C, DLF Cyber City Phase - III, Gurgaon - 122002, Haryana, India (with its various affiliates, the "Company") and Devashish Ohri ("Executive" or "I") who is employed by the Company.
The Company's sound business policy requires that its trade secrets, technical and non-technical know-how, business knowledge, plans, systems, business methods, business records and customer relations to be protected and not utilized by any person or firm who competes or wants to compete with the Company. The parties wish to evidence the terms of the employment relationship between them and particularly to set forth certain restrictions which shall apply to Executive.
In consideration of and as part of the terms of employment by the Company, it is agreed as follows:

1.
Compensation and Benefits. Executive shall be entitled to a salary, annual bonus and other monetary compensation, which shall be established by the Company at the inception of employment, and may be periodically thereafter adjusted. Executive shall also be entitled to participate in various Company employee benefit plans (for example, health insurance, retirement, and the like), in accordance with the participation requirements of said plans, and nothing contained herein shall confer benefit eligibility which is in any manner inconsistent with the terms of the benefit plans. Executive shall be entitled to reimbursement to expenses incurred in the course of carrying out his employment as per the Company policy. Compensation, including base salary, shall undergo such modifications and revisions, as may be mutually agreed to between the Executive and the Company from time to time. All forms of compensation or benefits paid to the Executive shall be subject to all applicable taxes and the Company may withhold from any amounts payable under this Agreement such taxes as shall be required to be withheld pursuant to any applicable law applicable to the Executive.

2.
Executive's General Obligations; Conflicts of Interest. During my employment with the Company, I agree to devote substantially all my working time during normal business hours to the Company. During my employment with the Company, I agree to use my best efforts to perform the duties associated with my position and title with the Company as the Company may direct, not to engage in any other business or activity the nature of which shall be determined by the Company to be competitive with the Company, its suppliers or its customers and to comply with any Conflict of Interest Policy of the Company. I acknowledge and agree that I will not serve on the board of directors of any other companies during my employment with the Company without first obtaining prior written approval from Holdco's Chief Executive Officer. 1 further agree to conform to all Company policies, practices, and procedures and shall keep myself aware and updated with the policies of the Company, as well as lawful directions of the Company and/or its affiliates as to performance of services for the Company, to the extent that the same are consistent with my position and title with the Company.

3.
No Existing Restrictive Agreements. I represent that I am not a party to any contract limiting my present or future right to work for the Company or to perform such activities as shall be required from time to time by the Company.

4.
Prior Employer Information. I agree that I will not use improperly or disclose any confidential or proprietary information or trade secrets of my former or current employers, principals, partners, co-venturers, customers, or suppliers, or the vendors or customers of such persons or entities, and I will not violate any nondisclosure or proprietary rights agreement I might have signed in connection with any such employer, person or entity.

5.
Non-Disclosure of Information. I recognize that, in the performance of my duties with the Company, Confidential Information belonging to the Company will come into my possession, including, without limitation, information regarding business methods, plan, systems, customer lists and customer relations, vendor lists and vendor relations, cost and pricing information, distribution and logistical information, and other information relating to the business of the Company that is not known to the general public. I recognize that the business of the Company is materially dependent upon the relationship between the Company and its customers who are serviced by its associates and that the Company has and will entrust me with Confidential Information, that must remain the property of the Company. As used in this Agreement, "Confidential Information" shall mean the trade secrets, technical and non-technical know-how, technical and business knowledge and information, plans and systems, business methods, customer lists and customer relations of the Company, including but not limited to research, development, manufacturing, purchasing, accounting, data processing, engineering, marketing, merchandising, selling and invoicing, which information is acquired from or through the Company during the course of my employment by the Company. "Confidential Information" shall not include any information that is or becomes publicly known or that enters the public domain other than as a result of my breach of my obligations under this Agreement or any other agreement between me and the Company or its affiliates. I agree that I will not at any time hereafter disclose Confidential Information to third parties or use Confidential Information for any purpose other than to further the Company's business, except as is required by law, any court of competent jurisdiction or any governmental agency or authority or recognized subpoena power.

I acknowledge and agree that it would be difficult to measure the damages that might result from any actual breach of these Clauses and that such actual breach may result in immediate, irreparable and continuing injury to the Company and that a remedy at law for any such actual breach may be inadequate. Accordingly, I agree that the Company, in its sole discretion and in addition to any other remedies it may have at law or in equity, shall be entitled to seek temporary, preliminary and permanent injunctive relief or other equitable relief, issued by a court of competent jurisdiction, in case of any such actual breach (without the necessity of actual injury being proved).

6.
Intellectual Property. I acknowledge and agree that all the Company Works shall vest in and be owned by the Company immediately upon their creation. To the extent such rights do not vest immediately in the Company, I hereby agree to and irrevocably and unconditionally assign to the Company all of my right, title and interest in the Company Works together with all of my right, title and interest in any and all intellectual property rights which subsist from time to time in the Company Works on a worldwide basis and in perpetuity for adequate consideration, receipt whereof is hereby acknowledged.

To the extent such rights do not vest immediately in the Company, I hereby assign to the Company all future copyright in the Company Works on a worldwide basis and in perpetuity and agree that all such future copyright shall vest in the Company by operation of law pursuant to the Indian Copyright Act, 1957.
I hereby irrevocably and unconditionally waive, in favour of the Company, its licensees and successors-in-title any and all moral rights conferred on me by Chapter XII of the Indian Copyright Act, 1957 in relation to the Company Works (existing or future) and any and all other moral rights under any legislation now existing or in future enacted in any part of the world including, without limitation, the right conferred by Section 57 of the said Act to be identified as the author of any of the Company Works and the right not to have any such work subjected to derogatory treatment. I shall at the Company's request and expense, take all steps that may be necessary or desirable for the Company to enforce against any third party Company's moral rights in any of the Company Works.
I shall not, either during my employment or thereafter, exploit or assist others to exploit any of the Company Works or any invention or improvement which I may from time to time make or discover in the course of my duties or (unless the same shall have become public knowledge) make public or disclose any such Company Works or invention or improvement or give ally information in respect of it except to the Company or as the Company may direct.
I hereby irrevocably authorize the Company for the purposes of this Clause to make use of my name and to sign and to execute any documents or do anything on my behalf (or where permissible to obtain the patent or other protection in the Company's own name o in that of its nominees in relation to any of the Company Works) where there is undue delay or non-cooperation by me to execute the documents as necessary for the purposes hereof, and in all cases ensuring no liability or other action is suffered by me, provided there is no misrepresentation or breach on my part.
I shall forthwith and from time to time both during my employment under this Agreement and thereafter, at the request and expense of the Company, do all things and execute all documents necessary or desirable to give effect to the provisions of this Clause including, without limitation, all things necessary or conducive to obtain letters patent or other protection for any invention or improvement relating to any of the Company Works in any part of the world and to vest such letters patent or other protection in the Company or its nominees.
"Company Works" shall mean all works authored, originated, conceived, written or made by the Executive alone or with others including documents, records, databases, designs, innovations, inventions, improvements, processes, trademarks and trade names (except only those works which are legally authored, originated, conceived, written or made by the Executive wholly outside the course of his employment).

7.
Third Party Information. I recognize that the Company has received and will receive confidential or proprietary information from third parties subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. This information shall be deemed not to include any information that is or becomes publicly known or that enters the public domain other than as a result of my breach of my obligations under this Agreement or any other agreement between me and the Company or its affiliates. During the term of my employment and thereafter I will not disclose nor use such information for the benefit of anyone other than the Company or such third party, or in any manner inconsistent with any agreement between the Company and such third party of which I am made aware, except as is required by law, any court of competent jurisdiction or any governmental agency or authority or recognized subpoena power.

8.
Termination. I acknowledge that this Agreement shall not constitute a contract for employment for any specific period of time, and that either the Company or I am free to terminate this Agreement, and employment relationship, "at will," at any time, with or without cause.

9.
Return of Property. I shall ensure that the property of the Company is protected and is taken due care of and that it is not used for personal purposes except in special and preauthorized circumstances. I shall promptly, whenever requested by the Company and in any event upon the termination of my employment, deliver to the Company all property of the Company and I shall not be entitled to and shall not retain any copies thereof. Title and copyright in the property shall at all times vest in the Company. I shall irretrievably delete any information relating to the business stored on any magnetic or optical disc or memory and all matter derived therefrom which is in his possession, custody, care or control outside the premises of the Company and shall produce such evidence thereof as the Company may require.

10.
Non-Waiver. The failure by the Company to enforce any of the provisions hereof upon any default by me at a particular time or under certain circumstances shall not be treated as a permanent waiver of such provisions and shall not prevent subsequent enforcement of such provisions upon default by either party.

11.
Irreparable Harm. 1 acknowledge and agree that it would be difficult to measure the damages that might result from any actual breach of this Agreement and that such actual breach by me may result in immediate, irreparable and continuing injury to the Company and that a remedy at law for any such actual breach may be inadequate. Accordingly, I agree that the Company, in its sole discretion and in addition to any other remedies it may have at law or in equity, shall be entitled to seek temporary, preliminary and permanent injunctive relief or other equitable relief, issued by a court of competent jurisdiction, in case of any such actual breach (without the necessity of actual injury being proved).

12.
Assignability of This Agreement. The services contracted for between the Company and me in this Agreement are personal, and therefore I may not assign this Agreement to any other person or entity. This Agreement may, however, be assigned by the Company to a successor to the business of the Company or to an affiliate of the Company.

13.
Severability. It is the intention of the parties that this Agreement shall be enforceable to the fullest extent permitted by local, state, and/or federal law in the jurisdiction in which performance of this Agreement occurs, or in which performance of this Agreement is sought to be enforced. In the event that a court of competent jurisdiction determines that one or more provisions of this Agreement are not enforceable under the provisions of the jurisdiction in which performance occurs or enforcement is sought, such a determination shall not affect the enforceability of the remainder of this Agreement.

14.
Other Agreements. This Agreement, together with the letter agreement, dated November 10, 2017, between me and the Company (the "Letter Agreement"), sets forth the sole and entire agreement between the parties hereto, and supersedes and replaces any and all prior agreements, whether oral, written, or implied, entered into by me and the Company, pertaining to my employment, the terms, conditions, and responsibilities thereof, and/o any other subject matter contained in this Agreement or the Letter Agreement. This Agreement and the Letter Agreement shall be considered together as one agreement. There will be no modification of this Agreement, either verbal, implied, written, or otherwise, except through a written agreement signed by me, and an officer of the Company, which refers to the specific paragraph of this Agreement intended to be modified, and sets forth, in writing, the specific modification of said paragraph. This Agreement and the Letter Agreement will supersede and pre-empt all prior oral or written understandings and agreements including the prior employment agreement dated as of September 1, 2014 with respect to the subject matter hereof and thereof between me and the Company andits affiliates (including without limitation, Holdco, Avantor, Inc. and VWR Corporation and their respective affiliates).
[Signature page follows]

WITNESS WHEREFORE, the parties have executed this Agreement as of the 10th day of November, 2017.

/s/ Devashish Ohri	AVANTOR PERFORMANCE MATERIAL INDIA LIMITED
Executive - Signature

Devashish Ohri	By:	/s/ Ashok Jain
Executive - Print Name	Its:	Director, VP Finance and Controller

Annex 1 - Employee Covenants
1.Non-competition Non-solicitation and Non-disparagement. You acknowledge that in the course of your employment with the Company or Holdco or any of its Subsidiaries or Affiliates you will become familiar with the Company's/Holdco's and its Subsidiaries' and Affiliates' trade secrets and with other confidential information concerning the Company, Holdco and such Subsidiaries and Affiliates and that your services will be of special, unique and extraordinary value to the Company, Holdco and such Subsidiaries and Affiliates. Therefore, you agree that:
(a)Noncompetition. During the Employment Period and for a period of twelve months thereafter, you shall not directly or indirectly, anywhere in the world, own, manage, control, participate in, consult with, render services for or enter into employment with any business or organization that competes with the business that the Company or Holdco or any of its Subsidiaries or Affiliates is engaged in at the time of your Separation (the "Business"). Nothing herein shall prohibit you from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as you have no active participation in the business of such corporation.
(b)Non-solicitation. During the Employment Period and for a period of twenty-four months thereafter, you shall not directly or indirectly (I) induce or attempt to induce any employee of the Company or Holdco or any of its Subsidiaries or Affiliates to leave the employment of the Company or Holdco or any such Subsidiary or Affiliate, or in any way interfere with the relationship between the Company or Holdco or any of its Subsidiaries or Affiliates and any employee thereof, (ii) hire any person who was an employee of the Company or Holdco or any of its Subsidiaries or Affiliates within 180 days after a Separation, (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or Holdco or any of its Subsidiaries or Affiliates to cease doing business with the Company or Holdco or such Subsidiary or Affiliate or in any way interfere with the relationship between any such customer; supplier, licensee or business relation and the Company or Holdco or any of its Subsidiaries or Affiliates or (iv) directly or indirectly acquire or attempt to acquire an interest in any business relating to the Business and with which the Company or Holdco or any of its Subsidiaries or Affiliates has entertained discussions relating to the acquisition of such business by the Company or Holdco or any of its Subsidiaries or Affiliates in the twelve month period immediately preceding a Separation.
(c)Non-disparagement. During the Employment Period and at any time thereafter, you shall not disparage the Company or any of its affiliates, or any employee, director, shareholder or member of the Company or its affiliates.
(d)Enforcement. If, at the time of enforcement of Section1 or 2, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, Because your services are unique and because you have access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Annex 1. Therefore, in the event a breach or threatened breach of this Annex 1, the Company or Holdco or any of its Subsidiaries or Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).
(e)Additional Acknowledgments. You acknowledge that the provisions of Sections 1 and 2 are in consideration of: (i) employment with the Company or Holdco or its Subsidiaries or Affiliates and (ii) additional good and valuable consideration, including the payment of salary and bonus, as set forth in this Letter Agreement. In addition, you agree and acknowledge that the restrictions contained in Sections 1 and 2 are reasonable restrictions for the protection of Business and do not preclude you from earning a livelihood, nor do they unreasonably impose limitations on your ability to earn a living. In addition, you acknowledge (A) that the business of the Company, Holdco or and its Subsidiaries and Affiliates will be conducted throughout the world, (B) notwithstanding the state of incorporation or principal office of the Company, Holdco or any of its Subsidiaries or Affiliates, or any of their respective executives or employees (including you), it is expected that the Company, Holdco or and its Subsidiaries and Affiliates will have business activities and have valuable business relationships within its industry throughout the world, and (C) as part of your responsibilities, you will be traveling throughout the world in furtherance of the Company's or Holdco or any of its Subsidiaries' or Affiliates' business and relationships. You agree and acknowledge that the potential harm to the Company, Holdco or and any of its Subsidiaries and Affiliates of the non-enforcement of Sections 1 and 2 outweighs any potential harm to you of its enforcement by injunction or otherwise. You acknowledge that you have carefully read this Annex 1 and have given careful consideration to the restraints imposed upon you by this Annex 1, and are in full accord as to their necessity for the reasonable and proper protection of confidential and proprietary information of the Company, Holdco or and any of its Subsidiaries and Affiliates now existing or to be developed in the future. You expressly acknowledge and agree that each and every restraint imposed by this Annex 1 is reasonable with respect to subject matter, time period and geographical area.

2.	Definitions.
"Affiliate" means, with respect to any Person, any Person that controls, is controlled by or is under common control with such Person or an Affiliate of such Person.
"Board" means the Company's board of directors.
"Cause" means (i) the conviction of, or entry of a plea of nolo contendere with respect to, a felony or a crime involving moral turpitude, or the commission of fraud with respect to the Company or Holdco or any of its Subsidiaries or Affiliates or Holdco or any of their customers or suppliers, (ii) substantial and repeated failure to perform duties as reasonably directed by the Board or a supervisor or report, after providing you with 15 days' prior written notice and a reasonable opportunity to remedy such failure, (iii) gloss negligence or willful misconduct with respect to the Company or Holdco or any of its Subsidiaries or Affiliates or Holdco (iv) a material violation of material Company rules or policies. Your cessation of employment shall not be deemed to be for Cause unless and until, if capable of being cured, the act or omission constituting Cause is not cured within 15 days following your receipt of written notice regarding such act or omission.
"Change in Control" shall have the meaning ascribed to it in Holdco's Equity Incentive Plan.

"Disability" shall have the meaning ascribed to it in the Company's long-term disability policy.
"Employment Period" means the period during which you are employed by the Company or Holdco or any of its Subsidiaries or Affiliates, regardless of whether such employment is pursuant to the terms of this Letter Agreement or another agreement.
"Good Reason" means, within the two year period following a Change in Control, (i) a material diminution to your base salary, bonus opportunity, authority, duties or responsibilities, (ii) the Company fails to make any compensatory payment to you when due, which is required to be paid to you pursuant to the Letter Agreement, (iii) a relocation of your principal place of employment to a location that is outside a 50 mile radius from your principal place of employment immediately prior to a Change in Control, or (iv) any other action or inaction by the Company which constitutes a material breach by the Company of the Letter Agreement; provided that, in order for your resignation for Good Reason to be effective, written notice of the occurrence any event that constitutes Good Reason must be delivered by you to the Company within 90 days after you have actual knowledge of the occurrence of any such event and the occurrence of such event is not cured by the Company within thirty (30) days after the date of such written notice by you to the Company.
"Person" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, investment fund, any other business entity and a governmental entity or any department, agency or political subdivision thereof.
"Separation" means you ceasing to be employed by the Company or Holdco or any of its Subsidiaries or Affiliates for any reason.
"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity, For purposes hereof, references to a "Subsidiary" of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Company.
3.    Miscellaneous.
(a)Applicable Law. This Annex 1 shall be governed by, and construed in accordance with, the laws of India, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than India.
(b)Consent to Jurisdiction. You hereby irrevocably submit to the nonexclusive jurisdiction of the courts of New Delhi for the purposes of any suit, action or other proceeding arising out of this Annex 1 or any transaction contemplated hereby. You further agree that service of any process, summons, notice or document by certified or registered mail to your address as listed above or such other address or to the attention of such other person as you have specified by prior written notice to the Company shall be effective service of process in any action, suit or proceeding in the State of Pennsylvania with respect to any matters to which you have submitted to jurisdiction as set forth above in the immediately preceding sentence. You irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Annex 1 or the transactions contemplated hereby in the courts of New Delhi.
(c)Additional Agreements. The provisions of this Annex 1 are in addition to, and do not supersede, the provisions of the Personal Services, Confidentiality and Inventions Agreement between you and the Company.

Annex 2 - General Release
I, Devashish Ohri, in consideration of and subject to the performance by Avantor Performance Materials India Limited (together with its affiliates, the "Company"), of its obligations under the Employment Letter Agreement, dated as of November 10, 2017 (the "Agreement"), do hereby release and forever discharge as of the date hereof the Company and all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and the Company's direct or indirect owners (collectively, the "Released Parties") to the extent provided below.

1.
I understand that any payments or benefits paid or granted to me under the "Severance/Restrictive Covenants" section of the Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which I was already entitled. 1 understand and agree that I will not receive the payments and benefits specified in the "Severance/Restrictive Covenants" section of the Agreement unless I execute this General Release and do not revoke this General Release within the time period permitted hereafter or breach this General Release. I also acknowledge and represent that I have received all payments and benefits that I am entitled to receive (as of the date hereof) by virtue of any employment by the Company.

2.
Except as provided in paragraph 4 below and except for the provisions of the Agreement which expressly survive the termination of my employment with the Company, I knowingly and voluntarily (for myself, my heirs, executors, administrators and assigns) release and forever discharge the Company and the other Released Parties from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys' fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this General Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation or termination from, the Company under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys' fees incurred in these matters) (all of the foregoing collectively referred to herein as the "Claims").

3.	I represent that I have made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by paragraph 2 above.

4.
In signing this General Release, I acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. I expressly consent that this General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. I acknowledge and agree that this waiver is an essential and material term of this General Release and that without such waiver the Company would not have agreed to the terms of the Agreement. I further agree that in the event I should bring a Claim seeking damages against the Company, or in the event I should seek to recover against the Company in any Claim brought by a governmental agency on my behalf, this General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending claim of the type described in paragraph 2 as of the execution of this General Release.

5.
I agree that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or myself of any improper or unlawful conduct.

6.
I agree that this General Release and the Agreement are confidential and agree not to disclose any information regarding the terms of this General Release or this Agreement, except to my immediate family and any tax, legal or other counsel I have consulted regarding the meaning or effect hereof or as required by law, and I will instruct each of the foregoing not to disclose the same to anyone. Notwithstanding anything herein to the contrary, each of the parties (and each affiliate and person acting on behalf of any such party) agree that each party (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of this transaction contemplated in the Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure, except to the extent necessary to comply with any applicable federal or state securities laws. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of this transaction, (ii) the identities of participants or potential participants in the Agreement, (iii) any financial information (except to the extent such information is related to the tax treatment or tax structure of this transaction), or (iv) any other term or detail not relevant to the tax treatment or the tax structure of this transaction.

7.
Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by the Company or by any Released Party of the Agreement after the date hereof.

8.
Whenever possible, each provision of this General Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein,

BY SIGNING THIS GENERAL RELEASE, I REPRESENT AND AGREE THAT:

(i)	I HAVE READ IT CAREFULLY;

(ii)	I UNDERSTAND ALL OF ITS TERMS ;

(iii)	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

(iv)	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

(v)	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Date:	11/13/2017	/s/ Devashish Ohri
Devashish Ohri